Exhibit 99.1

Press Release
Contact:
Charles F. Cargile, 949/863-3144
Newport Corporation, Irvine, CA
investor@newport.com
or
Rob Fink, 212/896-1206
KCSA Strategic Communications
Newport@kcsa.com

NEWPORT CORPORATION REPORTS

THIRD QUARTER 2013 RESULTS

Irvine, California — October 30, 2013 — Newport Corporation (NASDAQ: NEWP) today reported financial results for its third quarter and nine months ended September 28, 2013, and its outlook for the fourth quarter of 2013.  The company noted the following regarding its third quarter results:

•                  Net sales of $139.0 million;

•                  New orders received of $144.4 million;

•                  Net income attributable to Newport Corporation of $12.4 million, or $0.31 per diluted share, when measured on a non-GAAP basis, excluding $7.9 million of previously announced charges related to a loss on extinguishment of debt and a loss on the sale of a business, as well as restructuring and severance costs, the amortization of intangible assets and stock-based compensation expense, and the tax impact of such excluded amounts;

•                  Net income attributable to Newport Corporation of $0.4 million, or $0.01 per diluted share, when measured according to GAAP, including the charges and expenses referenced above; and

•                  Cash generated from operations of $10.8 million.

Commenting on the results, Robert J. Phillippy, Newport’s President and Chief Executive Officer, stated, “Our profit leverage exceeded our expectations in the third quarter, with non-GAAP operating income and net income both increasing sharply on a sequential basis.  In addition, our book-to-bill ratio of 1.04 exceeded 1.0 for the third consecutive quarter, driven primarily by new program wins and improved activity levels in our microelectronics end market.”

Sales and Orders

Newport’s sales and orders by end market were as follows:

				Percentage	Percentage
	Three Months Ended			Change vs.	Change vs.
	September 28,	June 29,	September 29,	Prior	Prior Year
(In thousands, except percentages, unaudited)	2013	2013 (1)	2012 (1)	Quarter	Period

Sales by End Market

Scientific research	$29,148	$29,846	$31,143	-2.3%	-6.4%
Microelectronics	34,699	29,017	32,798	19.6%	5.8%
Life and health sciences	29,220	31,308	29,390	-6.7%	-0.6%
Defense and security	15,578	13,764	18,691	13.2%	-16.7%
Industrial manufacturing and other	30,392	30,299	30,859	0.3%	-1.5%
Total	$139,037	$134,234	$142,881	3.6%	-2.7%

Orders by End Market

Scientific research	$29,713	$30,425	$32,321	-2.3%	-8.1%
Microelectronics	36,915	35,622	32,595	3.6%	13.3%
Life and health sciences	30,665	31,719	33,118	-3.3%	-7.4%
Defense and security	15,172	14,344	19,323	5.8%	-21.5%
Industrial manufacturing and other	31,926	35,532	26,416	-10.1%	20.9%
Total	$144,391	$147,642	$143,773	-2.2%	0.4%

Notes:

(1)                                 Certain prior period amounts have been reclassified to conform to the current period presentation.

In the third quarter of 2013, sales increased sequentially by $4.8 million, or 3.6%, but declined 2.7% compared with the prior year period.  The sequential increase was driven primarily by higher sales to customers in Newport’s microelectronics end market, which increased approximately 20% to $34.7 million.  The year-over-year decrease was due primarily to lower sales to customers in the scientific research and defense end markets resulting from government funding reductions, particularly in the United States and Europe.

New orders increased slightly compared with the third quarter of 2012, but declined by $3.3 million, or 2.2%, on a sequential basis.

Mr. Phillippy commented, “Our sales and orders have increased significantly from the low levels we recorded at the beginning of this year.  These increases have been driven primarily by the success of our new products and recent design wins for new programs, rather than by improvement in market conditions.  These market share gains, coupled with our increasing backlog and the improving outlook of our customers, give us confidence that we will achieve strong sales and profit growth in 2014.”

Operating Income and Net Income

Newport reported operating income for the third quarter of 2013 of $6.4 million, or 4.6% of net sales, when calculated in accordance with GAAP.  On a non-GAAP basis, excluding restructuring and severance costs, the amortization of intangible assets, stock-based compensation expense and the previously announced $4.5 million loss attributable to the sale of the MRSI business, the company’s operating income for the third quarter of 2013 was $18.3 million, or 13.2% of net sales.

The company reported net income attributable to Newport Corporation for the third quarter of 2013 of $0.4 million, or $0.01 per diluted share, when calculated in accordance with GAAP.  On a non-GAAP basis, excluding the items referenced above, as well as the previously announced $3.4 million loss on extinguishment of debt relating to the refinancing of the company’s credit facility and the tax impact of such excluded amounts, net income attributable to Newport Corporation for the third quarter of 2013 was $12.4 million, or $0.31 per diluted share.

The company has provided a reconciliation of its gross profit, operating income, net income attributable to Newport Corporation and net income per diluted share calculated in accordance with GAAP and on a non-GAAP basis following the statements of income and comprehensive income included in this release.  Management believes that the supplemental presentation of non-GAAP financial information helps to provide insight into the company’s core business results, as well as a more meaningful comparison of its financial results between periods.

Cash and Debt

In the third quarter of 2013, Newport established a new $275 million revolving credit facility.  As part of this refinancing, the company repaid all of the outstanding obligations remaining on its prior credit facility, and the fees relating to the new facility, by using $34.2 million in cash and borrowing $120.0 million on its new revolving credit line.  The new credit facility provides the company with greater flexibility from a borrowing capacity, cash flow and covenant perspective, with lower ongoing financing costs.  During the quarter, the company reduced its outstanding borrowings under the new facility by an additional $19 million, to $101 million.  At the end of the third quarter of 2013, Newport had $56.1 million of cash, cash equivalents, restricted cash and marketable securities.  The company generated $10.8 million of operating cash flow in the third quarter.  In the first nine months of 2013, Newport has generated $40.1 million of cash from operations and reduced its net debt position by $31.8 million, to $52.4 million.

Financial Outlook

The company expects its sales in the fourth quarter of 2013 to be in the range of $139 million to $145 million.  However, the company expects its fourth quarter non-GAAP operating and net income per diluted share to be slightly lower than the third quarter level, due primarily to a modest sequential increase in operating expenses.

Mr. Phillippy concluded, “We are pleased with our results in the third quarter, and particularly the strong profit leverage.  We continue to win new business in our key end markets during this prolonged period of tepid macro-economic conditions.  In addition, we expect our orders to outpace sales again in the current quarter, marking the fourth consecutive quarter that our book-to-bill ratio exceeds 1.0.  We remain confident in our ability to execute our strategy, and believe we are building the foundation for a strong 2014 in terms of sales growth, profit leverage and increasing cash generation.”

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, microelectronics, life and health sciences, industrial manufacturing and defense and security markets.  Newport’s innovative solutions leverage its expertise in advanced photonics, optics, and laser technologies, to enhance the performance and productivity of its customers’ manufacturing, engineering and research applications.  Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

To download Newport’s investor relations app, which offers access to its SEC filings, press releases, videos, audiocasts and more, please visit Apple’s App Store for the iPhone and iPad or Google Play for Android mobile devices.

INVESTOR CONFERENCE CALL

Robert J. Phillippy, President and Chief Executive Officer, and Charles F. Cargile, Senior Vice President, Chief Financial Officer and Treasurer will host an investor conference call today, October 30, 2013, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s results for the third quarter of 2013 and its outlook for the fourth quarter of 2013.  The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors.  The call also will be available to investors and analysts by dialing 877-375-4189 within the U.S. and Canada or 973-935-2046 from abroad.

The webcast will be archived on the Newport website and can be reached through the same link.  A telephonic playback of the conference call also will be available by calling 855-859-2056 within the U.S. and Canada and 404-537-3406 from abroad.  The playback will be available beginning at 6:00 p.m. Eastern time today and continue through 11:59 p.m. Eastern time on Wednesday, November 6, 2013.  The replay passcode is 87562451.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation statements regarding Newport’s expectation of strong sales and profit growth in 2014, its expected lower ongoing financing costs under its new credit facility, its anticipated levels of sales and non-GAAP operating and net income per diluted share in the fourth quarter of 2013, its expected book-to-bill ratio in the fourth quarter of 2013, and its expectation of strong profit leverage and increasing cash generation in 2014.  Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.  Assumptions relating to the foregoing involve judgments and risks with respect to, among other things,  the strength of business conditions in the industries Newport serves, particularly the semiconductor and defense/security industries; Newport’s ability to successfully penetrate and increase sales to its targeted end markets; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport.  Certain of these judgments and risks are discussed in more detail in Newport’s periodic reports filed with the Securities and Exchange Commission.  Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized.  In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved.  Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Newport Corporation

Consolidated Statements of Income and Comprehensive Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
(In thousands, except per share amounts)	2013	2012	2013	2012

Net sales	$139,037	$142,881	$405,878	$453,703
Cost of sales	79,306	80,073	233,778	255,943
Gross profit	59,731	62,808	172,100	197,760

Selling, general and administrative expenses	35,649	37,320	111,324	123,267
Research and development expense	13,129	12,869	39,807	40,319
Loss on sale of assets	4,517	—	4,517	—
Operating income	6,436	12,619	16,452	34,174

Gain on sale of investment	—	950	—	6,248
Loss on extinguishment of debt	(3,355)	—	(3,355)	—
Interest and other expense, net	(1,293)	(2,082)	(5,472)	(7,097)
Income before income taxes	1,788	11,487	7,625	33,325

Income tax provision	1,199	3,955	1,697	10,144
Net income	589	7,532	5,928	23,181
Net income (loss) attributable to non-controlling interests	152	(104)	83	(201)
Net income attributable to Newport Corporation	$437	$7,636	$5,845	$23,382

Net income	$589	$7,532	$5,928	$23,181
Other comprehensive income:
Foreign currency translation gains (losses)	2,995	1,399	1,320	(499)
Unrecognized net pension gains (losses)	(67)	10	161	96
Unrealized gains (losses) on marketable securities	22	(13)	(126)	(120)
Comprehensive income	$3,539	$8,928	$7,283	$22,658

Comprehensive income (loss) attributable to non-controlling interests	$154	$(94)	$8	$(209)
Comprehensive income attributable to Newport Corporation	3,385	9,022	7,275	22,867
Comprehensive income	$3,539	$8,928	$7,283	$22,658

Net income per share attributable to Newport Corporation:
Basic	$0.01	$0.20	$0.15	$0.61
Diluted	$0.01	$0.20	$0.15	$0.60

Shares used in the computation of net income per share:
Basic	39,121	38,264	38,935	38,072
Diluted	39,657	38,645	39,426	38,825

Other operating data:
New orders received during the period	$144,391	$143,773	$425,617	$478,163
Backlog at the end of period scheduled to ship within 12 months			$170,611	$154,972

Newport Corporation

Supplemental Non-GAAP Measures

(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012

Net sales	$139,037	$142,881	$405,878	$453,703

Cost of sales:
Cost of sales - GAAP	$79,306	$80,073	$233,778	$255,943
Amortization of intangible assets	922	1,071	2,737	1,431
Stock-based compensation expense	233	189	656	490
Integration-related, restructuring and severance costs	521	—	924	808
Non-GAAP cost of sales	77,630	78,813	229,461	253,214
Non-GAAP gross profit	$61,407	$64,068	$176,417	$200,489

Non-GAAP gross profit as a percentage of net sales	44.2%	44.8%	43.5%	44.2%

Operating income:
Operating income - GAAP	$6,436	$12,619	$16,452	$34,174
Amortization of intangible assets	2,550	4,615	7,751	14,823
Stock-based compensation expense	2,445	2,173	6,590	6,265
Integration-related, restructuring and severance costs	2,365	1,756	6,926	6,188
Loss (gain) on sale of assets	4,517	—	4,517	(166)
Non-GAAP operating income	$18,313	$21,163	$42,236	$61,284

Non-GAAP operating income as a percentage of net sales	13.2%	14.8%	10.4%	13.5%

Net income attributable to Newport Corporation:
Net income - GAAP	$437	$7,636	$5,845	$23,382
Amortization of intangible assets	2,550	4,615	7,751	14,823
Stock-based compensation expense	2,445	2,173	6,590	6,265
Integration-related, restructuring and severance costs	2,365	1,756	6,926	6,188
Loss (gain) on sale of assets	4,517	(950)	4,517	(6,414)
Loss on extinguishment of debt	3,355	—	3,355	—
Release of valuation allowance against certain deferred tax assets	—	(424)	—	(1,815)
Income tax provision on non-GAAP adjustments	(3,227)	(1,129)	(8,624)	(4,994)
Non-GAAP net income	$12,442	$13,677	$26,360	$37,435

Net income per diluted share attributable to Newport Corporation:
Net income - GAAP	$0.01	$0.20	$0.15	$0.60
Total non-GAAP adjustments	0.30	0.15	0.52	0.36
Non-GAAP net income per diluted share	$0.31	$0.35	$0.67	$0.96

Newport Corporation

Consolidated Balance Sheets

(Unaudited)

	September 28,	December 29,
(In thousands)	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$47,328	$88,767
Restricted cash	3,405	3,107
Marketable securities	5,318	8,498
Accounts receivable, net	94,737	90,981
Inventories, net	105,841	108,728
Deferred income taxes	19,811	19,872
Prepaid expenses and other current assets	22,591	17,727
Total current assets	299,031	337,680

Property and equipment, net	79,190	82,843
Goodwill	78,698	79,586
Deferred income taxes	5,502	5,646
Intangible assets, net	69,857	77,446
Investments and other assets	34,455	37,760
	$566,733	$620,961

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings, net	$5,614	$32,985
Accounts payable	31,657	31,061
Accrued payroll and related expenses	28,596	29,096
Accrued expenses and other current liabilities	41,054	34,696
Total current liabilities	106,921	127,838

Long-term debt, net	102,069	150,758
Accrued pension liabilities	28,316	27,764
Other liabilities	22,809	23,783

Total stockholders’ equity of Newport	305,224	289,432
Non-controlling interests	1,394	1,386
Total stockholders’ equity	306,618	290,818
	$566,733	$620,961